Exhibit 19.1

AvidXchange Holdings, Inc. Insider Trading Policy

Section 1. All Employees, Officers, and Directors, and each of their Family Members and Affiliates, Are Subject to this Policy. This Insider Trading Policy (“Policy”) applies to all employees (including full time and part time employees), outside directors, officers, and consultants of AvidXchange Holdings, Inc., a Delaware corporation, and its affiliates (collectively, “AvidXchange” or the “Company”), their family members, and entities over which any of the foregoing individuals have or share voting or investment control. This Policy also applies to any other person who receives material nonpublic information from any AvidXchange insider or is otherwise designated by the Compliance Officer (as defined below). For purposes of this Policy, “family members” include people who live with you, are financially dependent on you, or whose transactions in securities are directed by you or are subject to your influence or control.

This Policy continues to apply following termination of employment or other relationship with AvidXchange until after the second trading day that any material non-public information in your possession has become public or is no longer material. Each employee, officer, consultant and director is personally responsible for the actions of their family members and other persons with whom they have a relationship who are subject to this policy, including any pre-clearances required.

As used in this Policy, the term “trading day” shall mean a day on which The Nasdaq Stock Market LLC or the primary quotation system or national securities exchange on which the Company’s common stock is then traded or listed, is open for trading. As used in this Policy, the term “business day” shall mean a day on which the Securities and Exchange Commission’s EDGAR system will receive and accept filings.

Section 2. Trading in AvidXchange Securities While in Possession of Material Nonpublic Information is Prohibited. The purchase or sale of securities by any person who possesses material nonpublic information is a violation of U.S. federal and state securities laws. It is important to avoid trading based on material nonpublic information, as well as the appearance of such trading.

No person subject to this Policy who is aware of material nonpublic information relating to AvidXchange may, directly or indirectly (through family members, other persons, entities or otherwise) buy, sell or otherwise trade in the securities of AvidXchange, or advise anyone else to do so, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”) or as specifically exempted in Section 9(B) of this Policy, or otherwise engage in any action to take personal advantage of that information. For purposes of this Policy, the term “trade” includes any transaction in AvidXchange securities, including gifts and pledges.

To ensure strict compliance with this Policy, each person subject to this Policy may, from time to time, have to forgo a proposed transaction even if such person planned to make the transaction before learning material nonpublic information and even though such person may suffer economic loss or forgo anticipated profit by waiting.

Section 3. Trading in Other Public Companies’ Securities While in Possession of Material Nonpublic Information is Prohibited. No person subject to this Policy who possesses material nonpublic information relating to other publicly traded companies, including our vendors, customers and partners, as a result of such person’s employment with AvidXchange, the performance of services on our behalf, or other applicable relationship or affiliation with us, may, directly or indirectly (through family members, other persons, entities or otherwise), buy or sell securities of such companies, or advise anyone else to do so, or otherwise engage in any action to take personal advantage of that information.

Section 4. Certain Types of Transactions Are Prohibited.

A.
Short Sales. Short sales of AvidXchange securities by persons subject to this Policy are prohibited, as short sales evidence the seller’s expectation that AvidXchange securities will decline in value, signal to the market that the seller has no confidence in the Company or its short-term prospects, and may reduce the seller’s incentive to improve AvidXchange performance. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits the Company’s executive officers and directors from engaging in short sales of the Company’s equity securities.

B.
Publicly Traded Options. Transactions in puts, calls or other derivative securities involving AvidXchange stock by persons subject to this Policy are prohibited, as any such transaction is, in effect, a bet on the short-term movement of the Company’s stock, creates the appearance of trading based on inside information, and may focus attention on short-term performance at the expense of AvidXchange long-term objectives.

C.
Hedging Transactions. Hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments) by persons subject to this Policy are prohibited, as such transactions allow you to continue to own AvidXchange securities without the full risks and rewards of ownership and as a result, you may not have the same objectives as other stockholders.

D.
Margin Accounts and Pledges. Directors, executive officers, and other employees of the Company are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, as such securities may be traded without your consent (for failing to meet a margin call or if you default on the loan) at a time when you possess material nonpublic information or otherwise are not permitted to trade. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans nor to situations approved in advance by the Compliance Officer. An exception to this prohibition may be granted where Insiders wish to pledge Company securities as collateral for a loan (not including margin debt); in such cases, the Compliance Officer may take into consideration such facts or circumstances as he or she deems appropriate including whether the Insider clearly demonstrates the financial capacity to repay or refinance the loan without resort to the pledged securities.

E.
Short-Term Trading. Executive officers and directors of the Company who purchase AvidXchange securities in the open market may not sell any AvidXchange securities of the same class during the six (6) months following the purchase (or vice versa), as short-term trading of the Company’s securities may be distracting and may unduly focus the person on short- term stock market performance, instead of AvidXchange’s long-term business objectives, and may result in the disgorgement of any short swing profits.

Section 5. Sharing Material Nonpublic Information is Prohibited. No person subject to this Policy who possesses material nonpublic information relating to AvidXchange or any other publicly traded companies as a result of employment with AvidXchange, the performance of services on our behalf, or other applicable relationship or affiliation with us, may directly or indirectly (through family members, other persons, entities or otherwise) pass that information on to others outside the Company, including friends, family, or other acquaintances (referred to as “tipping”) until such information has been disseminated to the public. You must treat material nonpublic information about our business partners with the same care required with respect to such information related directly to AvidXchange.

Tipping includes passing information under circumstances that could suggest that you were trying to help another profit or avoid a loss. Exercise care when speaking with others who do not “need to know,” even if they are subject to this Policy, as well as when communicating with family, friends and others not associated with AvidXchange. To avoid the appearance of impropriety, refrain from discussing our business or prospects or making recommendations about buying or selling our securities or the securities of other companies with which we have a relationship. Inquiries about AvidXchange should be directed to our Communications, Investor Relations or Legal, Risk and Compliance teams.

Section 6. Recommendations Regarding Trading in AvidXchange Securities are Prohibited. No person subject to this Policy may make recommendations or express opinions on trading in AvidXchange securities, except to advise others not to trade in AvidXchange securities if doing so might violate the law or this Policy.

Section 7. Only Designated Spokespersons Are Authorized to Disclose Material Nonpublic Information. U.S. federal securities laws prohibit AvidXchange from selectively disclosing material nonpublic information. AvidXchange has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. An employee or consultant may not, therefore, disclose material nonpublic information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures.

Any inquiries about the Company should be directed to our Communications and Investor Relations teams. Additionally, the Legal team is responsible for handling legal matters that may involve certain disclosures.

Section 8. Employees Must Follow Company Guidelines Pertaining to Electronic Communications. Employees must follow the AvidXchange Disclosure and Regulation FD Policy and Social Media Policy with respect to any Internet electronic communication forums concerning the Company.

Section 9. Other Transactions in Company Securities.

A.
General Rule. This Policy applies to all transactions in AvidXchange securities, including any securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by AvidXchange, such as exchange-traded options.

B.
Employee Benefit Plans.

1.
Equity Incentive Plans. The trading restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards for cash or the receipt of shares delivered in settlement of restricted stock units, but do apply to all sales of securities acquired through the exercise of stock options or through the settlement of restricted stock units or other equity awards, including “same-day sales” or the cashless or “net” exercise of Company stock options or the sale of common stock delivered by the Company to settle restricted stock units including “sell to cover” transactions for tax purposes (to the extent such cashless or “net” exercise or sell to cover transaction involves the sale of securities in the open market).

2.
Employee Stock Purchase Plans. The trading restrictions set forth in this Policy do not apply to purchases of Company securities pursuant to the employee’s advance instructions under employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan). However, no alteration to instructions regarding the level of withholding or the purchase of Company securities in such plans is permitted while the employee is in the possession of material nonpublic information. Any sale of securities acquired under such plans remains subject to the prohibitions and restrictions of this Policy.

Section 10. Directors, Officers and Certain Named Employees Are Subject to Additional Restrictions.

A.
Section 16 Insiders. The Company’s directors and executive officers (“Section 16 Insiders”) are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act and the underlying rules and regulations promulgated by the SEC.

B.
Insider Employees. AvidXchange has designated the persons with the roles/titles listed on Exhibit A as employees who have frequent access to material nonpublic information concerning the Company (“Insider Employees”). The Company will amend Exhibit

A from time to time as necessary.

C.
Additional Restrictions. Because Section 16 Insiders and Insider Employees regularly possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Insider Employees are subject to the additional restrictions set forth in Appendix I hereto. For purposes of this Policy, Section 16 Insiders and Insider Employees are each referred to as “Insiders.”

Section 11. Policy Violations Must Be Reported. Any person who violates this Policy, the Company’s Disclosure and Regulation FD Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or to the Company’s ethics hotline at:

•
Telephone: 844-510-0060 (Spanish speaking 800-216-1288)
•
Website: www.lighthouse-services.com/avidxchange
•
E-mail: reports@lighthouse-services.com (must identify AvidXchange as company name with report)

•
Fax: 215-689-3885 (must identify AvidXchange as company name with report)

Upon learning of any such violation, the Compliance Officer will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

Section 12. Insider Trading Compliance Officers. Unless the Board of Directors provides otherwise, the Company’s General Counsel shall act as the Company’s initial Insider Trading Compliance Officer (“Compliance Officer”); provided, however, that if the General Counsel is a party to a proposed trade, transaction or inquiry relating to this Policy, the Company’s Chief Financial Officer shall act as the Compliance Officer with respect to such proposed trade, transaction or inquiry. The Compliance Officer may delegate their authority to act as the Compliance Officer as they deem necessary or appropriate in their discretion. The duties of the Compliance Officer and his/her delegees may include the following:

•
Administering, monitoring and enforcing compliance with the Policy.
•
Responding to all applicable inquiries relating to this Policy and its procedures.
•
Designating and announcing special trading blackout periods during which no Insiders, or others as may be designated by the Compliance Officer, may trade in Company securities.

•
Providing copies of this Policy and other appropriate materials to all current and new directors, officers, employees and consultants, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.

•
Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations.

•
Assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•
Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

•
Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.

•
Maintaining the accuracy of the list of groups and roles/titles as set forth on Exhibit A, and updating such list periodically as necessary to reflect additions or deletions.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties under this policy in the event that a Compliance Officer is unable or unavailable to perform such duties.

Section 13. Definition of “Material Nonpublic Information.”

A.
“Material.” Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about AvidXchange. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of AvidXchange securities or an investor’s decision to buy or sell AvidXchange securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following information ordinarily would be considered material:

•
Financial performance, including operating results and changes in performance or liquidity.

•
Projections of future earnings or losses, or other earnings guidance, and any changes to previously announced earnings guidance.

•
Company projections and strategic plans.
•
New major contracts, suppliers or finance sources or the loss thereof.
•
Development or release of a significant new service or expansion into a new market or industry vertical.

•
Significant pricing or cost changes or other significant changes to major contracts, suppliers or finance sources.

•
Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements.

•
Changes in senior management or the Board of Directors.

•
Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

•
Actual or threatened major litigation or regulatory action, or the resolution of such litigation or regulatory action.

•
Data breaches.
B.
“Nonpublic.” Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For purposes of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C.
Consult Compliance Officer When in Doubt. Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

Section 14. AvidXchange May Suspend All Trading Activities by Employees. In order to avoid any apparent or actual violation of this Policy and to protect both employees and the Company from any potential liability, from time to time AvidXchange may impose a “blackout” period during which some or all employees may not buy or sell AvidXchange securities. The Compliance Officer will impose such a blackout period if, in his or her judgment, there exists nonpublic information that would make trades by AvidXchange employees (or certain employees)

inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. If you are made aware of such a blackout period, do not disclose its existence to anyone.

Section 15. Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences.

A.
Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge any profit made or loss avoided, pay civil penalties of up to three times the profit made or loss avoided, face private action for damages, as well as be subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B.
Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer, employee or consultant to disciplinary action by the Company, including termination for cause.

Section 16. This Policy Is Subject to Revision. AvidXchange may change the terms of this Policy from time to time to respond to developments in law and practice, and will take steps to inform all affected persons of any material changes. Nevertheless, it remains your responsibility to ensure your understanding of and compliance with applicable law regardless of anything set forth in this Policy.

Section 17. All Persons Must Acknowledge Their Agreement to Comply with This Policy. The Policy will be available on the Company’s internal website and provided to all persons subject to this Policy upon adoption and to all new other persons at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each such person must sign an acknowledgment that they have received a copy and agree to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for AvidXchange to impose sanctions for violation of this Policy and to issue any necessary stop- transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

Section 18. Director Affiliated Entities. Notwithstanding the forgoing, this Policy (including, for the avoidance of doubt, Appendix I to this Policy) does not apply to any entity with which a director is affiliated (a “Director Affiliated Entity”) if such entity engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) and has established its own insider trading controls and procedures in compliance with applicable securities laws and the director has represented to the Company that such Director Affiliated Entity: (a) engages in the investment of securities in the ordinary course of its respective business; (b) has established insider trading controls and procedures in compliance with applicable securities laws; and (c) is aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the

Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

* * *

APPENDIX I

Special Restrictions on Transactions in Company Securities by Insiders

To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in our securities by our directors and the persons with the roles/titles listed on Exhibit A as employees who have frequent access to material nonpublic information concerning the Company (“Insiders”). Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of this Policy.

Section 1. Trading Window. Any trade by an Insider that is subject to this Policy will be permitted only during an open “trading window.” Even when the window is open, all Company personnel are prohibited from trading in AvidXchange securities while in possession of material nonpublic information (see above). The trading window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and closes at the close of trading on the 16th day of the last month of a fiscal quarter (i.e., March 16, June 16, September 16, and December 16). In addition to when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material nonpublic information. The Compliance Officer may advise Insiders when the trading window opens and closes; provided that in any event, Insiders are charged with the knowledge of and compliance with this Policy.

Section 2. Trade Pre-Clearance Required. As part of this Policy, all purchases and sales of equity securities of the Company by Insiders, other than transactions that are not subject to the Policy (see Section 9(B) above) or transactions pursuant to a Rule 10b5-1 trading plan authorized by the Compliance Officer, must be within the trading window and pre-cleared by the Compliance Officer. This requirement is intended to prevent inadvertent Policy violations, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting by Section 16 Insiders and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.

Requests for pre-clearance must be submitted via email to the Compliance Officer at least three (3) business days in advance of each proposed transaction. If the Insider does not receive a response from a Compliance Officer within two (2) days, the Insider must follow up to ensure that the message was received. Each Insider request for pre-clearance should include the nature of the proposed transaction, including the type of trade and number and type of securities, and the expected date of the transaction. In addition, each request by a Section 16 Insider for pre-clearance should also include the following information:

•
Number of shares involved.
•
If the transaction involves a stock option exercise, the specific option to be exercised.
•
Contact information for the broker who will execute the transaction.

Once the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms, provided that they comply with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of material nonpublic information, and with any special trading blackout imposed by the Company prior to the completion of the trade. For the avoidance of doubt, a lack of response from the Compliance Officer shall never be deemed to be a pre-clearance permitting the proposed transaction; only a response approving such proposed transaction shall constitute a pre-clearance. Obtaining such pre-clearance should not be understood to represent legal advice by the Company that a proposed transaction complies with securities laws.

Section 3. Pre-Clearance of Rule 10b5-1 Plans Required. Pre-clearance is required for the establishment of a Rule 10b5-1 trading plan at least five (5) full trading days prior to entry into or modification of the plan. The Rule 10b5-1 trading plan must meet all the requirements outlined below in Section 9 of this Appendix I. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan. All Section 16 Insiders must immediately report the results of transactions effected under a trading plan to the Compliance Officer since they will be reportable on Form 4 within two (2) business days following the execution of the trade, subject to an extension of not more than two (2) additional business days where the Section 16 Insider is not immediately aware of the execution of the trade. Notwithstanding the foregoing, any transactions by the Compliance Officer, or a delegee of the Compliance Officer under this Policy, shall be subject to pre-clearance by the Chief Financial Officer.

Section 4. Hardship Exemptions. The Compliance Officer may, on a case by case basis, authorize a transaction in AvidXchange securities outside of the trading window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. The Insider requesting the hardship exemption must also certify to the Compliance Officer within two (2) business days prior to the date of the proposed trade that they are not in possession of material nonpublic information concerning AvidXchange. The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider.

Section 5. Brokers. All Insiders must ensure that their broker does not execute any transaction for the Insider (other than under a previously authorized Rule 10b5-1 trading plan) until the broker has verified with the Compliance Officer that the transaction has been pre-cleared.

Section 6. Reporting of Transactions Required. To facilitate timely reporting under Section 16 of the Exchange Act, Section 16 Insiders are required to on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Insider is advised of the terms of the transaction, (a) report the details of each transaction to the Compliance Officer and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the following transaction details:

•
Transaction date (trade date),
•
Number of shares involved,
•
Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees),

•
For stock option exercises, the specific option exercised,
•
Contact information for the broker who executed the transaction, and
•
Specific representation that the Insider is not in possession of material non- public information.

The transaction details set forth above must be reported to the Compliance Officer, with copies to AvidXchange personnel who will assist the Section 16 Insider in preparing their Form 4.

Section 7. Oversight by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of the Company will be responsible for monitoring and recommending any modification to this Policy, if necessary or advisable, to the Board of Directors. The Committee will also review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 and will recommend any changes regarding such status to the Board of Directors.

Section 8. Named Employees Considered Insiders. The Committee will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Appendix I. Insiders shall include persons subject to Section 16 and such other persons as the Committee deems to be Insiders. Generally, Insiders shall be any person who by function of their employment or relationship with the Company is consistently in possession of material nonpublic information or performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.

Section 9. Special Guidelines for 10b5-1 Trading Plans. Notwithstanding the foregoing, an Insider will not be deemed to have violated this Policy for transactions that meet all of the enumerated criteria below:

A.
The transaction must be made pursuant to a documented plan (the “Plan”) entered into in good faith that complies with all provisions of Rule 10b5-1 (the “Rule”), including, without limitation:

1.
Each Plan must:

a.
include a “Cooling-Off Period”:
i.
for the Company’s directors and executive officers, that extends to the later of (a) 90 days after adoption or modification of such Plan or (b) two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which such Plan was adopted, up to a maximum of 120 days; and
ii.
for employees and other persons, other than the Company’s directors and executive officers, that extends 30 days after adoption or modification of such Plan;
b.
for the Company’s directors and executive officers, include a representation that such Section 16 Insider is (a) not aware of any material nonpublic information about the Company or its securities and (b) adopting the Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5 of the Exchange Act; and
c.
specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.

2.
In any case, such Plan must prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.

3.
The person who entered into the Plan must act in good faith with respect to such Plan.

B.
Each Plan must be authorized prior to the effective time of any transactions under such Plan by the Company’s Compliance Officer. The Company reserves the right to withhold authorization of any Plan that the Compliance Officer determines, in their sole discretion,

1.
fails to comply with the Rule, or

2.
exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law, or

3.
creates any appearance of impropriety, or

4.
fails to meet the guidelines established by the Company, or

5.
otherwise fails to satisfy review by the Compliance Officer for any reason, in the sole discretion of the Compliance Officer.

C.
Any modifications to the Plan or deviations from the Plan without prior authorization of the Compliance Officer is a violation of this Policy. Any such modifications or deviations are subject to the authorization of a Compliance Officer in accordance with Section B above. Any modification to the Plan that changes the amount, price or timing of the purchase or sale of the securities underlying such Plan will trigger a new Cooling-Off Period.

D.
Each Plan must be established, and thereafter modified, at a time when the trading window is open and the person is not in possession of material nonpublic information.

E.
Each Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144 and Section 16(b), applicable to securities transactions under the Plan by the Insider.

F.
Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

G.
None of the Company, the Compliance Officer, nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their authorization of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.

H.
A person may not adopt more than one Plan at a time except under the limited circumstances permitted by the Rule and subject to pre-clearance by the Compliance Officer in accordance with Section 9(B) of this Appendix I.

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EXHIBIT A

[Exhibit A is periodically amended and made available to employees of the Company]